Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 25, 2012	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2012

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2012.

Gaming revenues of $49,001,000 were down 10.8 % compared to the third quarter of 2011.  The revenue decline was primarily attributable to increased competition in the region.

Other operating revenues of $5,913,000 were up 14.4% compared to the third quarter of 2011.  The improvement was from increased food and beverage revenue related to catering services for the NASCAR weekend in Dover which was held in the third quarter of this year compared to the fourth quarter of last year.  Rooms revenue also improved as occupancy levels in the Dover Downs Hotel were approximately 94% for the third quarter.

General and administrative costs of $1,464,000 for the third quarter were almost identical to last year.

Interest expense decreased $241,000 during the quarter as a result of lower average outstanding borrowings and lower interest rates.

Net earnings were $1,147,000, or $.04 per diluted share compared with $2,039,000 or $.06 per diluted share for the third quarter of 2011.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “Gaming expansion in Maryland is having a significant impact on us — but it is simply part of a new reality that we need to address head on.  Earlier in the year, we worked with the Administration and the Legislature to pass the only comprehensive internet gaming legislation on the East Coast.  Our goal is to stay one step ahead of the competition and to continue offering our patrons the region’s finest amenities and richest gaming experiences.  We look forward to continued cooperation with the State as we roll out our internet gaming offerings early next year and make our case for a review of revenue distribution when the legislature reconvenes in January.”

The Company announced yesterday that its Board of Directors declared a reduced regular quarterly dividend of $.02 per share. The dividend is payable on December 10, 2012 to shareholders of record at the close of business on November 10, 2012.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Gaming (1)	$49,001	$54,935	$159,806	$162,396
Other operating (2)	5,913	5,167	17,547	15,927
	54,914	60,102	177,353	178,323
Expenses:
Gaming	44,508	48,218	141,951	144,924
Other operating	4,111	3,676	12,350	11,725
General and administrative	1,464	1,461	4,528	4,854
Depreciation	2,523	2,823	7,769	8,868
	52,606	56,178	166,598	170,371

Operating earnings	2,308	3,924	10,755	7,952

Loss on extinguishment of debt	—	—	—	45
Interest expense	405	646	1,417	2,247

Earnings before income taxes	1,903	3,278	9,338	5,660

Income taxes	756	1,239	4,003	2,421

Net earnings	$1,147	$2,039	$5,335	$3,239

Net earnings per common share:
- Basic	$0.04	$0.06	$0.16	$0.10
- Diluted	$0.04	$0.06	$0.16	$0.10

Weighted average shares outstanding:
- Basic	31,745	31,646	31,744	31,645
- Diluted	31,745	31,646	31,744	31,645

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash	$15,828	$18,634
Accounts receivable	3,133	3,982
Due from State of Delaware	11,134	9,440
Inventories	2,084	1,860
Prepaid expenses and other	4,612	3,659
Deferred income taxes	1,319	1,317
Total current assets	38,110	38,892

Property and equipment, net	170,804	176,415
Other assets	785	877
Total assets	$209,699	$216,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,536	$4,035
Purses due horsemen	11,140	9,004
Accrued liabilities	10,129	11,912
Payable to Dover Motorsports, Inc.	—	11
Income taxes payable	445	444
Deferred revenue	331	254
Total current liabilities	24,581	25,660

Revolving line of credit	61,500	69,000
Liability for pension benefits	5,152	5,570
Other liabilities	—	147
Deferred income taxes	2,937	3,301
Total liabilities	94,170	103,678

Stockholders’ equity:
Common stock	1,590	1,576
Class A common stock	1,660	1,660
Additional paid-in capital	3,943	3,464
Retained earnings	110,500	108,090
Accumulated other comprehensive loss	(2,164)	(2,284)
Total stockholders’ equity	115,529	112,506
Total liabilities and stockholders’ equity	$209,699	$216,184

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011

Operating activities:
Net earnings	$5,335	$3,239
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,769	8,868
Amortization of credit facility origination fees	74	67
Stock-based compensation	600	745
Deferred income taxes	(126)	320
Loss on extinguishment of debt	—	45
Changes in assets and liabilities:
Accounts receivable	849	1,114
Due from State of Delaware	(1,694)	(423)
Inventories	(224)	(215)
Prepaid expenses and other	(917)	(1,865)
Accounts payable	(1,499)	1,083
Purses due horsemen	2,136	431
Accrued liabilities	(1,783)	(3,976)
Payable to/receivable from Dover Motorsports, Inc.	(11)	14
Income taxes payable/receivable	(327)	146
Deferred revenue	77	(42)
Other liabilities	(375)	(412)
Net cash provided by operating activities	9,884	9,139

Investing activities:
Capital expenditures	(2,158)	(1,438)
Proceeds from sale of available-for-sale securities	—	127
Purchase of available-for-sale securities	—	(202)
Net cash used in investing activities	(2,158)	(1,513)

Financing activities:
Borrowings from revolving line of credit	12,910	168,943
Repayments of revolving line of credit	(20,410)	(176,028)
Dividends paid	(2,925)	(2,916)
Repurchase of common stock	(107)	(150)
Credit facility fees	—	(268)
Net cash used in financing activities	(10,532)	(10,419)

Net decrease in cash	(2,806)	(2,793)
Cash, beginning of period	18,634	18,819
Cash, end of period	$15,828	$16,026